Exhibit 10.1

SEPARATION AGREEMENT
AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into as of this 30th day of November, 2023, by and among Spirit AeroSystems, Inc. (the “Company”), Spirit AeroSystems Holdings, Inc., the parent of the Company (the “Parent”), and Samantha Marnick (the “Executive”).

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.             Separation. Effective as of November 27, 2023 (the “Separation Date”), the Executive is no longer employed by the Company as its Executive Vice President, Chief Operating Officer, and President of Commercial, and no longer holds any and all other positions she held as an officer or director of the Company or any of its subsidiaries or as an officer of the Parent.

2.             Consideration in Settlement. In consideration of both (i) the release of all claims described below in Paragraph 4, (ii) the Covenant Not to Sue in Paragraph 5, (iii) non-disparagement provision in Paragraph 6, (iii) the protective agreement described in Paragraph 7, (iv) the agreement of future cooperation in Paragraph 16 and (v) the other terms of this Agreement, the Company agrees to compensate the Executive as follows (subject in all cases to Paragraph 2(g) of this Agreement):

(a)             Separation Payments. The Company shall pay the Executive the sum of seven hundred twenty thousand dollars ($720,000) (the “Separation Payment”), which comprises an amount equivalent to one year of the Executive’s current annual base salary of seven hundred thousand dollars ($700,000) and an additional sum of twenty thousand ($20,000) to assist with the costs associated with continuation of coverage pursuant to Part 6 of Title I of ERISA and Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), consistent with Company policy and federal law, or to use as Executive otherwise sees fit. The Separation Payment shall be payable in a lump sum amount to be paid to the Executive on the Company’s first payroll date after the Effective Date.

(b)             Award Equivalent. The Company shall pay the Executive a lump sum amount of five hundred fifty-six thousand eight hundred fifty dollars ($556,850) in recognition of various long-term incentive awards that will be forfeited in accordance with their terms, to be paid on the Company’s first payroll date after the Effective Date.

(c)             Transition Services. The Company shall pay the Executive a lump sum amount of seventy-five thousand dollars ($75,000) for Executive to obtain transition services, to be paid on the Company’s first payroll date after the Effective Date.

(d)             Attorney’s Fees. The Company shall reimburse the Executive up to fifteen thousand dollars ($15,000) for the legal fees incurred by the Executive in connection with the negotiation and documentation of this Agreement; provided that, upon request by the Company, Executive provides the Company with reasonable documentation of such fees (it being understood that no such documentation shall be required that is subject to attorney-client privilege).

(e)             Benefit Plans. Following the Separation Date, the Executive shall be entitled to receive (i) her account balance and accrued benefit, as applicable, under the Parent’s Retirement and Savings Plan; (ii) her matching contribution and account balance, as applicable, under the Parent’s Deferred Compensation Plan; and (iii) any amount remaining in the perquisite plan, each in accordance with the terms of such plans.

(f)             Taxes. The Company and the Executive acknowledge and agree that all payments made hereunder constitute “wages” for purposes of FICA, FUTA and income tax withholding and such taxes shall be withheld, as well as any other withholdings that are typically deducted from wages, as to any payments made under this Agreement.

(g)             Other Continuing Rights. The Executive agrees that, except for her accrued base salary earned through the Separation Date and the payments outlined within this Agreement, she has been paid all other compensation due to her, including but not limited to all salary, bonuses, deferred compensation, incentives and all other compensation of any nature whatsoever. Except as set forth above, no other sums (contingent or otherwise) shall be paid to the Executive in respect of her employment by the Company or the Parent, and any such sums (whether or not owed) are hereby expressly waived by the Executive.

(h)             Contingent Entitlement. The Executive acknowledges and agrees that her entitlement to payments under Paragraph (2)(a) through (d) shall be conditioned on her continuing compliance with Paragraphs 4, 5, 6, 7, 11(c) and 16 of the Agreement. The Executive’s violation of any obligation within Paragraphs 4, 5, 6, 7, 11(c) or 16 shall terminate the Company’s obligation to continue to make payments in accordance with Paragraph 2(a) through (d).

3.             Reimbursement of Expenses. The Company shall reimburse the Executive for any and all business expenses to which she is entitled to reimbursement under the Company’s expense reimbursement policies and procedures in effect on the date hereof. All expenses for reimbursement shall be submitted within thirty (30) days from the date of this Agreement, and the Company shall process such expenses promptly. Any expenses submitted after this thirty (30) day period will not be paid.

Executive shall remain and be held personally responsible to pay the balance of any personal expenses charged to a Company credit card.

4.             General Release. As a material inducement to the Company and the Parent to enter into this Agreement and in consideration of the payments to be made by the Company and the Parent to the Executive in accordance with Paragraph 2 above, the Executive, on behalf of herself, her representatives, agents, estate, heirs, successors and assigns, and with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with her counsel, releases and discharges the Company, the Parent, and their respective shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, insurers, parent companies, divisions, subsidiaries, affiliates and all employee benefit plans sponsored or contributed to by the Company or the Parent (including any fiduciaries thereof), and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that she ever had or now has (through the Separation Date), whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy; provided, however, and subject to Paragraph 5 below, the Agreement is not intended to and does not limit the Executive’s right to file a charge or participate in an investigative proceeding of the Equal Employment Opportunity Commission (“EEOC”) or another governmental agency. Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes, but is not limited to, and is intended to explicitly release: any claims under the Employment Agreement by and between the Company and Executive, dated February 22, 2006 (the “Employment Agreement”); and any and all subject matter and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act of 1990; the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (whether such subject matter or claims are brought on an individual basis, a class representative basis, or otherwise on behalf of an employee benefit plan or trust); the Kansas Act Against Discrimination, the Kansas Age Discrimination in Employment Act, the Kansas wage payment statutes, and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act of 2008; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, tort claim, employment or other contract or implied contract claim, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, invasion of privacy, or any other claim, arising out of or involving her employment with the Company, her services to the Parent, the termination of her employment with the Company, or involving any other matter, including but not limited to the continuing effects of her employment with the Company, her services to the Parent, or termination of employment with the Company.

The Executive further acknowledges that she is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which she would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Kansas. The foregoing notwithstanding, the Company and the Parent hereby acknowledge and agree that the foregoing release shall not apply with respect to the Executive’s right (i) to enforce the terms of this Agreement and to receive payment of amounts or benefits hereunder, including, without limitation, the Separation Payment and COBRA Payment, (ii) any vested benefits Executive previously earned and was entitled to prior to termination (including Company stock, which previously vested and is owned by Executive); (iii) to benefits due to terminated employees under any employee benefit plan of the Company, the Parent or any of their affiliates in which the Executive participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including COBRA rights), (iv) to indemnification as an officer and director of the Company and the Parent in accordance with the Company’s and the Parent’s certificate of incorporation and bylaws and the terms of any indemnification agreement with the Parent and/or the Company to which the Executive is a party as of the date hereof, and to continued coverage under the Company’s and its Parent’s Directors and Officers liability insurance policies as in effect from time to time; and (v) to take any action as set forth in Paragraph 8.

5.             Covenant Not to Sue. The Executive, for herself, her heirs, executors, administrators, successors and assigns agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 4 above, and further agrees that this Agreement will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If the Executive files a charge or participates in an investigative proceeding of the EEOC or another governmental agency, or is otherwise made a party to any proceedings described in Paragraph 4 above, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding.

6.             No Disparaging, Untrue Or Misleading Statements. Executive represents that she has not made, and agrees that she will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to the Company, or its products or services (or about or relating to any officer, director, agent, employee, or other person acting on the Company’s behalf). The Company agrees to direct its “named executive officers”, as such term is defined under Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission, and Board of Directors not to make, and use reasonable efforts to ensure that such named executive officers and Directors will not make to any third party any disparaging, untrue, or misleading written or oral statements about or relating to Executive. The foregoing provision shall not be effective with respect to any information required to be disclosed by the Executive, Company or named executive officers by the order of a court or administrative agency, subpoena or other legal or administrative demand, or as permitted within Paragraph 8.

7.             Protective Agreement.

(a)             Acknowledgements. Executive acknowledges and agrees that (i) during her employment with the Company, because of the nature of her responsibilities and the resources provided by the Company, she acquired and/or developed valuable and confidential skills, information, trade secrets, and relationships with respect to the Business (as hereinafter defined) of the Company; (ii) she developed on the Company’s behalf a personal relationship with various persons, including but not limited to representatives of customers and suppliers, where Executive may have been a principal or its only contact with such persons, and as a consequence, occupied a position of trust and confidence to the Company; (iii) the Business involves the manufacturing, marketing, and sale of the Company’s products and services to customers throughout the world, the Company’s competitors, both in the United States and internationally, consist of both domestic and international businesses, and the services performed by Executive involved aspects of the Company’s domestic and international business; and (iv) it would have been impossible or impractical for Executive to perform her duties without access to the Company’s confidential and proprietary information and contact with persons who are valuable to the Company’s Business and goodwill. For purposes of this Paragraph 7, “Business” shall mean the manufacture, fabrication, maintenance, repair, overhaul, and modification of aerostructures and aircraft components, and the marketing and selling of the Company’s products and services to customers throughout the world.

(b)             Reasonableness. In view of the foregoing and in consideration of the remuneration paid and to be paid to Executive, she agrees that it is reasonable and necessary for the protection of the Company’s Business and goodwill that she undertakes the covenants in this Paragraph 7 regarding her conduct subsequent to Executive’s employment by the Company, and acknowledge that the Company will suffer irreparable injury if she engages in any conduct prohibited by this Paragraph 7.

(c)             Non-Compete. For one year following the Separation Date (the “Non-Competition Period”), neither Executive nor any individual, corporation, partnership, limited liability company, trust, estate, joint venture, or other organization or association (“Person”) with her assistance nor any Person in which she directly or indirectly has any interest of any kind (without limitation) will, anywhere in the world, directly or indirectly own, manage, operate, control, be employed by, serve as an officer or director of, solicit sales for, invest in, participate in, advise, consult with, or be connected with the ownership, management, operation, or control of any business that is engaged, in whole or in part, in the Business, or any business that is competitive with the Business or any portion thereof, except for the Company’s exclusive benefit unless Executive obtains Spirit’s prior written consent to said employment, which consent shall not be unreasonably withheld. Executive will not be deemed to have breached the provisions of this Paragraph 7 solely by holding, directly or indirectly, not greater than 2% of the outstanding securities of a company listed on a national securities exchange.

(d)             Non-Solicitation. During the Non-Competition Period, neither Executive nor any Person with her assistance nor any Person in which she directly or indirectly has an interest of any kind (without limitation) will, directly or indirectly (A) solicit or take any action to induce any employee to quit or terminate their employment with the Company, or its affiliates; or (B) employ as an employee, independent contractor, consultant, or in any other position any person who was an employee of the Company, or its affiliates during the aforementioned period.

(e)             Confidentiality.

(i)             Confidential Information. For purposes of this Agreement, “Confidential Information” means this Agreement and any information related to this Agreement, as well as any information (whether in written, oral, graphic, schematic, demonstration, or electronic format, whether or not specifically marked or identified as confidential, and whether obtained by Executive before or after the effective date of this Agreement) not otherwise publicly disclosed by the Company, regarding (without limitation) the Company, any Parent company or companies, the Company’s or the Parent’s respective Businesses, customers, suppliers, business partners, prospects, contacts, contractual arrangements, discussions, negotiations, evaluations, labor negotiations, bids, proposals, aircraft programs, costs, pricing, financial condition or results, plans, strategies, governmental relations, projections, analyses, methods, processes, models, tooling, know-how, trade secrets, discoveries, research, developments, inventions, engineering, technology, proprietary information, intellectual property, designs, computer software, intelligence, legal or regulatory compliance, accounting decisions, opportunities, challenges, and any other information of a confidential or proprietary nature. Notwithstanding the foregoing, Confidential Information will not include any information that (A) Executive are required to disclose by the order of a court or administrative agency, subpoena, or other legal or administrative demand, so long as (1) Executive give the Company written notice and an opportunity to contest or seek confidential treatment of such disclosure; and (2) Executive fully cooperate at the Company’s expense with any such contest or confidential treatment request; (B) has been otherwise publicly disclosed or made publicly available by the Company; or (C) is otherwise generally known to the public other than as the result of a breach by Executive of the terms of this Agreement.

 (ii)             Non-Use and Non-Disclosure. Without the Company’s express written consent, Executive will not at any time use for any purpose (other than for the Company’s exclusive benefit) or disclose to any Person (except at the Company direction) any Confidential Information, except that Executive may disclose this Agreement and information related to this Agreement to Executive’s spouse, attorney, or CPA, so long as they agree to maintain the confidentiality of such documents and information.

(f)             Effect of Breach. Executive agree that a breach of this Paragraph 7 cannot adequately be compensated by money damages and, therefore, the Company will be entitled, in addition to any other right or remedy available to it (including, but not limited, to an action for damages, accounting, or disgorgement of profit or the amounts paid to Executive under the terms of this Agreement), to an injunction restraining such breach or a threatened breach and to specific performance of such provisions, and Executive consent to the issuance of such injunction and the ordering of specific performance without the requirement for the Company to post a bond or other security or to prove lack of an adequate remedy at law.

(g)             Other Rights Preserved. Nothing in this Paragraph 7 eliminates or diminishes rights the Company may have with respect to the subject matter hereof under other agreements, its governing documents or statutes, or provisions of law (including but not limited to common law and the Uniform Trade Secrets Act), equity, or otherwise, including those rights set forth within Paragraph 8. Without limiting the foregoing, this provision does not limit any rights the Company may have under any of its policies or any other agreements with Executive regarding Confidential Information, which remain in effect and are incorporated herein by reference, and Executive acknowledge that Executive are subject to the most-restrictive terms contained in this or any other agreement or policy.

(h)             Future Opportunities. In the event Executive have questions or concerns related to the applicability of this Paragraph 7 to an employment, consulting, or other opportunity, Executive may contact the Spirit Law Department in order to determine the Company’s position on a course of action.

8.             Permitted Activities. Notwithstanding any other provision of this Agreement, nothing in this Agreement is intended to, or does, preclude Executive from (i) contacting, reporting to, responding to an inquiry from, filing a charge or complaint with, communicating with, or otherwise participating in an investigation conducted by, the EEOC, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency, commission, or regulatory body; (ii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iii) otherwise making truthful statements as required by law or valid legal process; (iv) engaging in any concerted or other legally protected activities; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law.

Furthermore, notwithstanding the provisions herein, the Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  The Executive likewise understands that, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secret(s) to her attorney and use the trade secret information in the court proceeding, if the Executive (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

9.             Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

10.           Waiver. A waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

11.           Miscellaneous Provisions.

(a)             [Reserved]

(b)             Representation. The Executive represents and certifies that she has carefully read and fully understands all of the provisions and effects of this Agreement, has knowingly and voluntarily entered into this Agreement freely and without coercion, and acknowledges that the Company advised her to consult with an attorney prior to executing this Agreement. The Executive is voluntarily entering into this Agreement and neither the Company nor its employees, officers, directors, representatives, attorneys or other agents made any representations concerning the terms or effects of this Agreement other than those contained in the Agreement itself and the Executive is not relying on any statement or representation by the Company or any other Released Parties in executing this Agreement. The Executive is relying on her own judgment and that of her attorney to the extent so retained. The Executive also specifically affirms that this Agreement clearly expresses her intent to waive fraudulent inducement claims, and that she disclaims any reliance on representations about any of the specific matters in dispute.

(c)             Return of Property. The Executive representatives that she has returned to the Company all of the Company’s and the Parent’s and their respective subsidiaries property that is in the Executive’s possession, custody or control, including, without limitation, (i) all keys, access cards, badges, credit cards, mobile devices, computer hardware, computer software, data, materials, documents, records, policies, client and customer information, marketing information, design information, specifications and plans, data base information and lists, and any other property or information of the Company, the Parent and their subsidiaries (whether those materials are in paper or computer-stored form), and (ii) all documents and other property containing, summarizing, or describing any Confidential Information, including all originals and copies.

12.           Complete Agreement. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings, whether oral or written, between the parties pertaining to actual or potential claims arising from the Executive’s employment with the Company and the Parent. The Company’s payment obligations under this Agreement shall become effective on the Effective Date, contingent upon the Executive’s compliance with her obligations hereunder. The Executive expressly warrants and represents that no promise or agreement which is not herein expressed has been made to her in executing this Agreement. The Executive further expressly represents and warrants that she will not hereafter seek reinstatement, recall or re-employment with the Company, the Parent or any of their respective subsidiaries or affiliates.

13.           No Admission of Liability. The Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by the Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or any third party.

14.           Reimbursement. If the Executive or her heirs, executors, administrators, successors or assigns (a) is in breach of or breaches Paragraphs 4, 5, 6, 7, 11(c) or 16 of this Agreement, (b) attempts to challenge the enforceability of this Agreement, or (c) files a charge of discrimination, a lawsuit of any kind or nature against one or more of the Released Parties, or a claim of any kind or nature against one or more of the Released Parties, the Executive or her heirs, executors, administrators, successors or assigns shall be obligated to tender back to the Company, as a contractual remedy hereunder, all payments made to her or them under Paragraph 2 of this Agreement, or any amount of actual damages proven by the Company, if greater. The Company and the Executive acknowledge that the remedy set forth hereunder is not to be considered a form of liquidated damages and the tender back shall not be the exclusive remedy hereunder.

15.           Future Cooperation. Upon reasonable request, Executive agrees to provide assistance and cooperation, without the necessity of subpoena, in any matter or matters (including but not limited to any regulatory, law enforcement or judicial investigations or proceedings, mediations, arbitrations or lawsuits, or similar action) of which the Company identifies Executive as potentially having knowledge (or otherwise relating to Executive’s expertise or experience), where deemed appropriate by the Company, including providing information, preparing for, and/or attending any hearing or proceeding (whether relating to the Company’s defense or prosecution of any existing or future actions, arbitrations, claims or litigations or otherwise). The Company will reimburse the Executive for the reasonable costs and expenses incurred by the Executive, including any lost wages, in connection therewith, provided however, that such reimbursements (i) are not intended to influence in any way the testimony Executive gives under oath, and Executive agrees to testify truthfully and (ii) do not encompass attorney’s fees incurred by Executive. The Company’s agreement to reimburse Executive through this Agreement is not based, conditioned or contingent in any way on the substance, content or efficacy of Executive’s testimony, or the outcome of any particular matter. Furthermore, the Company agrees and acknowledges it will take reasonable effort to ensure that such request(s) shall not materially interfere with Executive’s future employment and/or compensation.

16.           Amendment. This Agreement may not be altered, amended, or modified except in writing signed by both the Executive and the Company.

17.           Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.

18.           Time in Which to Consider. The Executive shall have twenty-one (21) days in which to consider this Agreement, although the Executive may accept this Agreement at any time prior to the expiration of such twenty-one (21)-day period. Any changes to this Agreement, whether material or immaterial, do not restart the running of the consideration period.

19.           Revocation and Effective Date. The Executive may revoke any acceptance of this Agreement within seven (7) days, and this Agreement shall not become binding or enforceable until this seven (7) day period has expired without the Executive having so revoked. This Agreement shall become effective on the eighth (8th) day following the Executive’s signing of this Agreement (the “Effective Date”). To revoke this Agreement, the Executive must provide a signed written notice of revocation addressed to Mindy McPheeters, Spirit Senior Vice President, General Counsel & Corporate Secretary, 3801 S. Oliver St., Wichita, Kansas 67210, postmarked or placed for delivery by a common carrier for overnight delivery no later than the seventh (7th) day after the Executive executes this Agreement.

20.           Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Sedgwick, Kansas. In addition, the Executive and the Company waive any right she or it may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.

21.           Execution of Agreement. This Agreement may be executed in counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine or by PDF file (portable document format file), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the originally signed version delivered in person. At the request of any party hereto, each other party shall re-execute original forms hereof and deliver them to all other parties.

PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.

THE EXECUTIVE ACKNOWLEDGES AND UNDERSTANDS THAT SHE HAS BEEN AFFORDED TWENTY-ONE (21) DAYS TO CONSIDER THE AGREEMENT AND TO HAVE THE AGREEMENT REVIEWED BY HER ATTORNEY, IF SHE SO CHOOSES. THE EXECUTIVE FURTHER UNDERSTANDS THAT SHE HAS SEVEN (7) DAYS TO REVOKE THE AGREEMENT AFTER THE DATE SHE SIGNS THE AGREEMENT.

IN WITNESS WHEREOF, the Executive, the Company and the Parent have voluntarily signed this Separation Agreement and General Release effective as of the first date set forth above.

SPIRIT AEROSYSTEMS, INC.		SAMANTHA MARNICK

By:	/s/ Justin Welner

Its: Senior Vice President,
Chief Administration & Compliance Officer		/s/ Samantha Marnick

SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Justin Welner
Its: Senior Vice President,
Chief Administration & Compliance Officer